Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Pre-Effective Amendment No. 1 to Form S-4 of Nicolet Bankshares, Inc. of our report dated March 7, 2016, relating to the consolidated financial statements of Nicolet Bankshares, Inc. and the effectiveness of internal control over financial reporting of Nicolet Bankshares, Inc., appearing in the 2015 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

January 17, 2017